As filed with the Securities and Exchange Commission on January 2, 2018

Registration No. 333-192926

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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WashingtonFirst Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	26-4480276
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

________________________

11921 Freedom Drive, Suite 250

Reston, Virginia 20190

(Address of Principal Executive Offices) (Zip Code)

WashingtonFirst 2010 Equity Compensation Plan

(Full title of the plan)

________________________

Ronald E. Kuykendall, Esq.

Executive Vice President,

General Counsel and Secretary

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

(Name and address of agent for service)

(301) 774-6400

(Telephone number, including area code, of agent for service)

________________________

Copy to:

Aaron M. Kaslow, Esq.

Stephen F. Donahoe, Esq.

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, D.C. 20005

(202) 508-5800

________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

•	Registration Statement No. 333-192926, pertaining to the registration and sale of 993,528 shares of common stock of WashingtonFirst Bankshares, Inc. (the “Company”) in connection with the Company’s 2010 Equity Compensation Plan.

On January 1, 2018, pursuant to the Agreement and Plan of Merger, dated as of May 15, 2017, among Sandy Spring Bancorp, Inc. (“Sandy Spring”), Touchdown Acquisition, Inc. and the Company, and a related Plan of Merger, the Company was merged with and into Sandy Spring (the “Merger”). As a result of the Merger, the Company ceased to exist as of 12:02 a.m. on January 1, 2018.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, Sandy Spring (as successor to the Company) hereby removes from registration the securities of the Company registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to WashingtonFirst Bankshares, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olney, State of Maryland, on January 2, 2018.

SANDY SPRING BANCORP, INC.
(as successor to WashingtonFirst Bankshares, Inc.)

By:	Daniel J. Schrider
Daniel J. Schrider
President and Chief Executive Officer